As filed with the Securities and Exchange Commission on March 6, 1998 REGISTRATION NO.
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
--------------------------------------
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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JLG INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)
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Pennsylvania

25-1199382
(State or other jurisdiction of
incorporation  or organization)

(I.R.S Employer
Identification Number)
--------------------------------------
1 JLG Drive
McConnellsburg, Pennsylvania 17233
(717) 485-5161
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)
--------------------------------------
Charles H. Diller, Jr., Executive Vice President and Chief Financial Officer JLG Industries, Inc.
1 JLG Drive
McConnellsburg, PA 17233
(717) 485-5161
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
--------------------------------------
Copy to:
D. Michael Lefever, Esq.
Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20044-7566
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Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
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	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.	(    )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.		( X )

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.		(    )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.		(    )

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.		(    )
--------------------------------------
CALCULATION OF REGISTRATION FEE
Title of each class
of securities
to be registered

Amount to be registered

Proposed maximum offering price per share (1)

Proposed maximum aggregate offering price

Amount of registration fee

Common Stock
($.20 par value)

750,000 shares

$15.84

$11,882,813

$3,505.43

(1) Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) under the Securities Act of 1933, on the average of the high and low sales prices per share of Common Stock of the Registrant as reported on the New York Stock Exchange, Inc. on March 4, 1998.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

	SUBJECT TO COMPLETION, DATED MARCH 6, 1998


PROSPECTUS


JLG INDUSTRIES, INC.
JLG INDUSTRIES, INC. STOCK INCENTIVE PLAN
JLG INDUSTRIES, INC. DIRECTORS STOCK OPTION PLAN

This Prospectus relates to up to 750,000 shares of common stock, $.20 par value per share (the "Common Stock"), of JLG Industries, Inc. (the "Company"), issuable (i) upon the exercise of non-qualified stock options granted under the JLG Industries, Inc. Stock Incentive Plan (the "Stock Incentive Plan") or (ii) upon the exercise of stock options granted under the JLG Industries, Inc. Directors Stock Option Plan (the "Directors Stock Option Plan") that, in either case, are transferred by the recipient of the option (the "Grantee") to certain "Permitted Transferees." (The Stock Incentive Plan and the Directors Stock Option Plan are collectively referred to herein as the "Plans.") Under the Plans, "Permitted Transferees" are (i) a Grantee's spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and half sisters), and individuals who are family members by adoption ("Immediate Family Members"); (ii) trusts established exclusively for the benefit of one or more Immediate Family Members; (iii) partnerships in which Immediate Family Members are the only partners; and (iv) corporations in which Immediate Family Members are the only stockholders. The Grantee may not be a partner, beneficiary, or shareholder of the entities described in (ii), (iii), or (iv).

------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE  SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

------------------------------------------------------

	No person has been authorized to give any information or to make any representations, other than what is contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon.

The date of this Prospectus is March ___, 1998.

GENERAL INFORMATION

The Stock Incentive Plan was adopted by the Company's Board of Directors (the "Board") and approved by the shareholders of the Company effective May 23, 1991. The Stock Incentive Plan was amended and restated by the Board as of August 1, 1997. The Stock Incentive Plan authorizes the grant of various types of stock-based and performance-based awards to key employees of the Company and its subsidiaries, including awards of non-qualified stock options ("Non-qualified Stock Options"). Under Section 13(f) of the Stock Incentive Plan, Grantees of Non-qualified Stock Options are permitted, subject to the approval of the Compensation Committee of the Board (the "Committee"), to transfer such Non-qualified Stock Options to Permitted Transferees.

The Directors Stock Option Plan was adopted by the Board and approved by the shareholders of the Company effective September 27, 1993. The Directors Stock Option Plan was amended and restated by the Board as of August 1, 1997. The Directors Stock Option Plan authorizes the grant of non-qualified stock options ("Director Stock Options") to members of the Board who are not also employees of the Company, one of its subsidiaries or its parent ("Outside Directors"). Under Section 7(e) of the Directors Stock Option Plan, Grantees of Director Stock Options are permitted, subject to the approval of the Committee, to transfer such Director Stock Options to Permitted Transferees.

Non-qualified Stock Options and Director Stock Options are referred to herein collectively as "Options." Upon transfer to a Permitted Transferee, the Options are referred to herein collectively as "Transferred Options." The Option Agreement, reflecting certain terms of the Option, entered into by the Company and the Grantee, whether under the Stock Incentive Plan or the Directors Stock Option Plan, is referred to herein as an "Option Agreement."

THE STOCK INCENTIVE PLAN

The following is a summary of material provisions of the Stock Incentive Plan that relate to the Non-qualified Stock Options. This summary does not purport to be complete and is qualified in its entirety by reference to (i) the text of the Stock Incentive Plan and (ii) the terms of the Option Agreement between the Grantee and the Company.

Purpose

The Stock Incentive Plan is designed to enable the key personnel of the Company and its subsidiaries to acquire or increase a proprietary interest in the Company, and thus to share in the future success of the Company. Accordingly, the Stock Incentive Plan is intended to enable the Company to attract and retain outstanding personnel and to promote a closer identity of interest between such personnel and the stockholders.

Administration

The Stock Incentive Plan is administered by the Committee. The Committee determines which key employees of the Company and its subsidiaries are eligible to participate in the Stock Incentive Plan. The Committee also determines the number and types of awards to be granted to key employees under the Stock Incentive Plan and the terms and conditions of such awards. All questions of interpretation and administration of the Stock Incentive Plan are determined by the Committee, which determinations, as well as all other actions made or taken by the Committee, are final, binding and conclusive for all purposes and upon all persons.

Terms of Non-qualified Stock Options

Non-qualified Stock Options granted under the Stock Incentive Plan entitle the holder to purchase shares of Common Stock from the Company on the following terms and conditions, which are set forth in the Stock Incentive Plan or the applicable Option Agreement:

Exercise Price. The exercise price of a Non-qualified Stock Option is determined by the Committee at the time of the grant. In no event may the exercise price per share be less than the par value per share of the Common Stock.

Option Term. The term of a Non-qualified Stock Option is determined by the Committee and is subject to earlier expiration in the event of the termination of the Grantee's employment. In no event may the term extend beyond ten years from the date of grant.

Exercise of Options in Full or in Quotas. The Committee may provide that Non-qualified Stock Options are exercisable in full at any time during their term or are subject to exercise in quotas, except that no Non-qualified Stock Option may be exercised during the six-month period following the grant. If a Non-qualified Stock Option is subject to exercise in quotas, the Grantee may purchase less than the full quota available under the Option during any period. Quotas or portions thereof not purchased in earlier periods accumulate and are available for purchase in later periods.

Exercise of Options Following Disability, Retirement, Death, Change in Control or Other Termination of Employment. A Non-qualified Stock Option is exercisable following the termination of the employment of the Grantee only under the following circumstances:

(i)	Disability.  If the Grantee's employment by the Company and its subsidiaries ceases due to the Grantee's disability (as defined by the Stock Incentive Plan), after six months of continuous employment since the date of the grant, the Grantee may exercise the Non-qualified Stock Option (to the extend that it is exercisable on the date of cessation of employment) for a period of two years after the Grantee's employment terminates.

(ii)	Retirement.  If the Grantee's employment by the Company and its subsidiaries ceases due to the Grantee's retirement, after six months of continuous employment since the date of the grant, the Grantee may exercise the Non-qualified Stock Option (to the extent that it is exercisable on the date of cessation of employment) for a period of two years after the Grantee's employment terminates.

(iii)	Death.  If the Grantee dies while an employee of the Company or any of its subsidiaries, the Non-qualified Stock Option may be exercised by the beneficiary of the Grantee (to the extent that it is exercisable on the date of the Grantee's death) for a period of twelve months following the death of the Grantee.

(iv)	Change in Control. If the Grantee's employment by the Company and its subsidiaries ceases within three months after the date that the Company obtains actual knowledge that a "change in control" (as defined by the Stock Incentive Plan) has occurred (other than due to disability, retirement or death), the Non-qualified Stock Option may be exercised for a period of three months after the Grantee's employment terminates.

(v)	Other Terminations.  If the employment of a Grantee by the
Company and its subsidiaries terminates for any reason other than disability, retirement or death, or following a change in control, a Non-qualified Stock Option may be exercised (to the extent that it is exercisable on the date of termination of employment) for a period, if any, determined by the Committee and specified in the Option
Agreement, provided that such period may not be longer than three months.

Options Exercisable for Restricted Shares. At the time of the grant of a Non-qualified Stock Option, the Committee may specify that all or a portion of the shares of Common Stock purchased upon the exercise of the Option shall consist of restricted shares ("Restricted Shares"). Restricted Shares are subject to such terms, conditions and restrictions as may be established by the Committee and set forth in the applicable Option Agreement, including vesting and forfeiture provisions.

Procedures for Exercising options. Non-qualified Stock Options are exercisable by delivering or mailing to the Committee a notice, in the form and manner prescribed by the Committee, specifying the number of shares with respect to which the Option is being exercised and payment in full of the exercise price. The exercise price is payable (i) by money order, cashier's check or certified check; (ii) unless limited or prohibited by the Committee, by the tender of, or attestation to the ownership of, shares of Common Stock held for at least six months having a fair market value equal to the exercise price; (iii) by a combination of (i) and (ii); or (iv) unless expressly prohibited by the Committee and except to the extent that the Option is an Option to purchase Restricted Shares, by irrevocable instructions to the Company to deliver the shares issuable upon exercise of the Option promptly to a broker and delivery of an irrevocable instruction letter to the broker to sell a sufficient number of the shares of Common Stock issuable upon exercise to pay the exercise price to the Company.

Withholding Taxes. The Company has the right, upon the exercise of a Non-qualified Stock Option, to collect any amount sufficient to satisfy any Federal, State or local withholding tax requirements that might apply. To collect such amounts, the Company may require the Grantee to remit to the Company an amount sufficient to satisfy such withholding requirements or, to the extent permitted by law, the Company may deduct such amount from any payment of any kind, whether or not related to the Stock Incentive Plan, otherwise due the Grantee. If expressly approved by the Committee, a Grantee may also satisfy a withholding tax obligation by delivering shares of Common Stock that have a fair market value equal to the amount required to be withheld or by having the Company withhold shares of Common Stock otherwise deliverable to the Grantee upon the exercise of the Option.

Rights of Stockholder. A Non-Qualified Stock option does not confer upon the holder any rights of a stockholder with respect to the shares of Common Stock issuable upon the exercise of the Option until the Option has been duly exercised and the shares of Common Stock are issued.

Adjustments for Changes in Capitalization. If there is any change in the shares of the Common Stock, whether through merger, consolidation, reorganization, recapitalization or otherwise, or if there is any dividend on the shares of Common Stock that is payable in Common Stock, or if there is a stock split or a combination of shares of Common Stock, the exercise price and the number of shares of Common Stock issuable upon the exercise of outstanding Non-qualified Stock Options may be proportionately adjusted by the Board as it deems equitable in its absolute discretion to prevent the dilution or enlargement of the rights of the holders.

Change in Control. Immediately following the date that the Company obtains actual knowledge that a "change in control" has occurred, (i) all outstanding Non-qualified Stock Options will be exercisable in full, after the mandatory six-month holding period has expired, notwithstanding any quota or other limitation on their exercise; and (ii) the restrictions imposed on Restricted Shares that have been issued upon the exercise of a Non-qualified Stock Option will lapse.

Effect of Merger or Other Reorganization. If the Company is the surviving corporation in a merger or other reorganization, any Non-qualified Stock Option shall extend to stock and securities of the Company after the merger or other reorganization to the same extent that a person who held, immediately before the merger or reorganization, the number of shares of Common Stock issuable upon exercise of the Non-qualified Stock Option would be entitled to have or obtain stock or securities of the Company under the terms of the merger or reorganization.

Termination, Suspension or Modification of the Stock Incentive Plan

The Board may at any time terminate, suspend or modify the Stock Incentive Plan, except that the Board shall not, without approval by the affirmative votes of the holders of a majority of the securities of the Company present or represented and entitled to vote at a meeting duly held in accordance with applicable law, change (other than through adjustment for changes in capitalization as described above) (i) the aggregate number of shares of Common Stock for which awards may be granted under the Stock Incentive Plan; (ii) the class of persons eligible for awards under the Stock Incentive Plan; (iii) the minimum exercise price; or (iv) the maximum duration of the Stock Incentive Plan.

Rights Not Conferred by Plan

Nothing in the Stock Incentive Plan or in any Non-qualified Stock Option granted under the Stock Incentive Plan in any year gives the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company or its subsidiaries.

Governing Law

The Stock Incentive Plan is construed, and its provisions are enforced and administered in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent such laws may be superseded by any Federal law.


THE DIRECTORS STOCK OPTION PLAN

The following is a summary of material provisions of the Directors Stock
Option Plan. This summary does not purport to be complete and is qualified in its entirety by reference to (i) the text of the Directors Stock Option Plan and (ii) the terms of the Option Agreement between the Grantee and the Company.

Purpose

The Directors Stock Option Plan is designed to enable the Outside Directors to acquire or increase a proprietary interest in the Company, and thus to share in the future success of the Company. Accordingly, the Directors Stock Option Plan is intended to enable the Company to attract and retain outstanding Outside Directors and to promote a closer identity of interest between Outside Directors and the stockholders.

Administration

The Directors Stock Option Plan is administered by the Committee.

Grant of Director Stock Options

Under the Directors Stock Option Plan, in every year while the Plan is in effect, a Director Stock Option to purchase 6,000 shares of Common Stock automatically will be granted to each individual who is an Outside Director on the date that the results of the election of directors held at the Annual Meeting are certified by the judge of elections, except that no Options will be granted unless the Company had a net profit before extraordinary events for the immediately preceding fiscal year. In addition, a Director Stock Option automatically will be granted to each individual who is appointed to the Board for the first time by action of the Board between Annual Meetings. The number of shares of Common Stock subject to such an Option is 6,000 reduced on a pro rata basis by the number of days elapsed since the date of the immediately preceding Annual Meeting.

Terms of Director Stock Options

Director Stock Options granted under the Directors Stock Option Plan entitle the holder to purchase shares of Common Stock from the Company on the following terms and conditions, which are set forth in the Directors Stock Option Plan or the applicable Option Agreement:

Exercise Price. The exercise price per share of a Director Stock Option is equal to the fair market value of a share of Common Stock on the date of the grant.

Option Term. The term of a Director Stock Option is ten years and is subject to earlier expiration in the event of the termination of service of the Grantee.

Exercise of Options. Each Director Stock Option becomes exercisable on the first anniversary of the date of the grant of the Option except that, in the vent of the disability or death of the Grantee, the Option will become exercisable in full on the later of (i) the date of the Grantee's death or disability and (ii) six months following the date of the grant.

Exercise of Options Following Disability, Retirement, Death or Other Termination of Service. A Director Stock Option is exercisable following the termination of the Grantee's service as a director only under the following circumstances:

(i)	Disability.  If the Grantee's service as a member of the Board terminates due to disability (as defined by the Directors Stock Option
Plan), the Grantee may exercise the Director Stock Option (to the extent that it is exercisable on the date the Grantee ceases to be a director) for a period of two years after the date of termination.

(ii)	Retirement.  If the Grantee's service as a member of the Board terminates due to his retirement, the Grantee may exercise the Director Stock Option (to the extent that it is exercisable on the date the Grantee ceases to be a director) for a period of two years after the date of termination.


(iii)	Death.  If the Grantee dies while a member of the Board, the
Director Stock Option may be exercised by the beneficiary of the Grantee (to the extent that it is exercisable on the date of the Grantee's death) for a period of twelve months following the death of the Grantee.

(iv)	Other Terminations.  If a Grantee's service as a member of the
Board terminates for any reason other than disability, retirement or death, a Director Stock Option may be exercised (to the extent that it is exercisable on the date the Grantee ceases to be a director) for a period of six months following the date of termination.

Procedures for Exercising Options. Director Stock Options are exercisable by delivering or mailing to the Company a notice, in the form and the manner prescribed by the Company, specifying the number of shares with respect to which the Option is being exercised and payment in full of the exercise price. The exercise price is payable (i) by money order, cashier's check or certified check; (ii) unless limited or prohibited by the Committee, by the tender of, or attestation to the ownership of, shares of Common Stock held for at least six months having a fair market value equal to the exercise price; (iii) by a combination of (i) and (ii); or (iv) unless expressly prohibited by the Committee, by irrevocable instructions to the Company to deliver the shares issuable upon exercise of the Option promptly to a broker and delivery of an irrevocable instruction letter to the broker to sell a sufficient number of the shares of Common Stock issuable upon exercise to pay the exercise price to the Company.

Withholding Taxes. The Company has the right, upon the exercise of a Director Stock Option, to collect any amount sufficient to satisfy any Federal, State or local withholding tax requirements that might apply.

Rights of Stockholder. A Director Stock Option does not confer upon the holder any rights of a stockholder with respect to the shares of Common Stock issuable upon the exercise of the Option until the Option has been duly exercised and the shares of Common Stock are issued.

Adjustments for Changes in Capitalization. If there is any change in the shares of the Common Stock, whether through merger, consolidation, reorganization, recapitalization or otherwise, or if there is any dividend on the shares of Common Stock that is payable in Common Stock, or if there is a stock split or a combination of shares of Common Stock, the exercise price and the number of shares of Common Stock issuable upon the exercise of outstanding Director Stock Options may be proportionately adjusted by the Board as it deems equitable in its absolute discretion to prevent the dilution or enlargement of the rights of the holders.

Change in Control. Immediately following the date that the Company obtains actual knowledge that a "change in control" (as defined by the Directors Stock Option Plan) has occurred, all outstanding Director Stock Options will be exercisable in full once they have been held for six months from the date of grant.

Effect of Merger or Other Reorganization. If the Company is the surviving corporation in a merger or other reorganization, any Director Stock Option shall extend to stock and securities of the Company after the merger or other reorganization to the same extent that a person who held, immediately before the merger or reorganization, the number of shares of Common Stock issuable upon exercise of the Director Stock Option would be entitled to have or obtain stock or securities of the Company under the terms of the merger or reorganization.

Termination, Suspension or Modification of the Stock Incentive Plan

The Board may at any time terminate, suspend or modify the Directors Stock Option Plan, except that the Board shall not, without approval by the affirmative votes of the holders of a majority of the securities of the Company present or represented and entitled to vote at a meeting duly held in accordance with applicable law, (i) change the class of persons eligible to receive Director Stock Options; (ii) change the exercise price (other than through adjustment for changes in capitalization as described above); (iii) change the maximum duration of the Directors Stock Option Plan; (iv) materially increase the benefit to participants under the Directors Stock Option Plan; or
(v) materially increase the number of securities that may be issued under the Directors Stock Option Plan.

Rights Not Conferred by Plan

Nothing in the Directors Stock Option Plan or in any Director Stock Option granted under the Directors Stock Option Plan gives the Grantee any right to remain a member of the Board.

Governing Law

The Directors Stock Option Plan is construed, and its provisions are enforced and administered in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent such laws may be superseded by any Federal law.

TRANSFERRED OPTIONS

The following is a summary of the material terms of Transferred Options. This summary, applicable to Transferred Options under both the Stock Incentive Plan and the Directors Stock Option Plan, is qualified by reference to (i) the text of the applicable Plan, (ii) the terms of the Option Agreement between the Company and the Grantee of the Option, and (iii) the terms of the Stock Option Transfer Agreement among the Company, the Grantee and the Permitted
Transferee.

Eligible  Transferors

Any Grantee of an Option under either Plan, upon the receipt of the approval of the Committee, is eligible to transfer such Option to a Permitted Transferee.

Permitted Transferees

Under the terms of each of the Plans, other than transfers by will or in accordance with the laws of descent and distribution, a Grantee is permitted to transfer an Option, upon the receipt of the approval of the Committee, only to
(i) the Grantee's Immediate Family Members, which are the Grantee's spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and half sisters), and individuals who are family members by adoption; (ii) trusts established exclusively for the benefit of one or more Immediate Family Members; (iii) partnerships in which Immediate Family Members are the only partners; and (iv) corporations in which Immediate Family Members are the only stockholders. The Grantee may not be a partner, beneficiary, or shareholder of the entities described in (ii), (iii), or (iv).

Terms of Transferred Options

A transfer by a Grantee of an Option to a Permitted Transferee does not alter the terms of the Option, except as may be expressly provided for in the Stock Option Transfer Agreement. Accordingly, the Permitted Transferee of a Transferred Option is bound by the same terms and conditions with respect to the Option as are set forth in the applicable Plan and the applicable Option Agreement, including the following:

Number of Shares and Exercise Price. The number of shares issuable upon exercise and the exercise price of a Transferred Option are not affected by the transfer, but are subject to future adjustment as set forth in the applicable Plan and the Option Agreement.

Termination. A Transferred Option is subject to termination upon the termination of the Grantee's employment or service as a director, as provided for in the applicable Plan and the Option Agreement. The Company assumes no obligation to advise the Permitted Transferee in advance of any termination of a Transferred Option due to a termination of the Grantee's employment, service s a director or otherwise.

Restrictions on Exercise. A Transferred Option is subject to any quotas or other restrictions with respect to exercise as may be set forth in the applicable Option Agreement.

Withholding Taxes. A condition to the exercise of a Transferred Option is the payment, if applicable, of all associated withholding taxes by the Grantee. If, upon the exercise of a Transferred Option, the Grantee fails to pay or to make arrangements that are satisfactory to the Company for the payment of all withholding taxes, the Company is entitled to withhold from the shares of Common Stock otherwise deliverable to the Permitted Transferee shares having a fair market value sufficient to discharge such obligation.

Prohibitions on Further Transfers

Notwithstanding the terms of the Option that is transferred, a Transferred Option is not further transferable by the Permitted Transferee, except by will or by the laws of descent and distribution.

No Right of Permitted Transferee to Receive Reload Stock Options

A Permitted Transferre will not be entitled to receive any reload stock options that are deliverable in connection with the exercise of the Stock Options by the Permitted Transferee.

No Tandem Rights Conveyed

Unless otherwise specifically provided in the Stock Option Transfer Agreement, a Permitted Transferee will not acquire any rights, including any rights to any other award, issued in tandem with a Transferred Option.

CERTAIN FEDERAL TAX CONSEQUENCES

The following is a discussion of the principal federal income tax, gift tax, and employment tax consequences associated with the grant, transfer, and exercise of Transferred Options. This discussion is based on federal tax laws and regulations as in effect on the date of this Prospectus. This summary is set forth solely for the general information of Grantees and Permitted Transferees. Such persons or entities should consult their tax advisers concerning their specific situations.

This summary is not intended to be comprehensive or to be a legal interpretation, and it does not address tax consequences other than federal tax consequences. Both Grantees and Permitted Transferees also may be subject to state or local tax as a result of their participation in the Plans. Such persons or entities should consult their tax advisers for information on how state or local tax laws may apply to them.

Federal Income Tax

Grant and Transfer. In general, the Grantee of an Option will not recognize income for federal income tax purposes at the time that the Grantee receives the Option or at the time that the Grantee transfers the Option to a Permitted Transferee.

Exercise by Permitted Transferee. When a Permitted Transferre exercises a Transferred Option, the Grantee generally will recognize ordinary income equal to the amount by which the fair market value (as of the exercise date) of the shares of Common Stock purchased exceeds the aggregate exercise price.

The Permitted Transferee's basis for federal income tax purposes in the shares of Common Stock acquired upon the exercise of a Transferred Option generally is equal to the sum of the amount that the Permitted Transferee pays for the shares, plus the amount of the ordinary income that the Grantee recognizes as a result of the exercise of the Transferred Option. Accordingly, the Permitted Transferee's tax basis for the shares generally will be equal to the fair market value of the shares on the date that the Permitted Transferee exercises the Option.

If a Permitted Transferee surrenders shares of Common Stock in payment of the exercise price of a Transferred Option, the Grantee will recognize ordinary income, in the year of exercise, equal to the fair market (determined at the exercise date) of the number of shares received in excess of the number of shares surrendered, reduced by any cash that the Permitted Transferee pays as part of the exercise price. The Permitted Transferee's tax basis in the additional shares will be the sum of the amount that the Grantee recognizes as ordinary income and any cash that the Permitted Transferee pays as part of the exercise price. The Permitted Transferee's tax basis in the number of shares received, to the extent that number is equal to the number of shares surrendered, will be the tax basis of the shares surrendered.

Disposition of Shares. When a Permitted Transferee sells the shares of Common Stock acquired as the result of the exercise of a Transferred Option, the Permitted Transferee will recognize gain (or, under certain conditions, loss) in the year of the disposition. The gain (or loss) will equal the difference between any amount that the Permitted Transferee realizes on the disposition and the Permitted Transferee's tax basis in the shares.

Ordinarily, the Permitted Transferee's gain (or loss) will be capital gain (or loss). The gain (or loss) will be long-term gain (or loss) if the Permitted Transferee owned the shares for at least one year before disposing of them.
The one-year holding period generally is measured from the date on which the Permitted Transferee exercises the Transferred Option and receives the shares. If the Permitted Transferee surrendered shares of Common Stock in order to pay the exercise price of the Transferred Option, the holding period for the number of shares received equal to the number of shares surrendered will include the holding period for the shares surrendered. For all additional shares received by the Permitted Transferee, the holding period will begin after the Permitted Transferee exercised the Transferred Option.

A Permitted Transferee's net capital gain is the excess of the Permitted Transferee's net long-term gain over the Permitted Transferee's net short-term loss, if any. Capital gain or loss is "long-term" if the Permitted Transferee disposed of capital assets held for more than one year, and "short-term" if the Permitted Transferee disposed of capital assets held for one year or less. The rate at which the Permitted Transferee's net capital gain will be taxed will depend on the holding period of the Common Stock and might also depend on whether the Permitted Transferee makes a special election to be taxed in 2001.

Federal Gift and Estate Tax

Grant. The Grantee of an Option will not incur any federal gift or estate tax liability at the time the Grantee receives the Option. If the Grantee dies holding unexercised Options, the "spread" (the difference between the fair market value of the Common Stock at the time of the Grantee's death over the exercise price) is included in the Grantee's gross estate for federal estate tax purposes.

If the executor of the Grantee's estate exercises the Option, the spread is included in the estate's taxable income for federal income tax purposes. The estate will be entitled to an income tax deduction for the estate tax attributable to the inclusion of the spread in the Grantee's gross estate.

Transfers Generally. If the Grantee transfers the Option to a Permitted Transferee as a completed gift, the transfer may give rise to a liability for gift tax. Whether any gift tax will be due will depend upon whether the Grantee has exhausted his unified credit (which currently effectively exempts from gift tax the first $625,000 of gifts made during the Grantee's lifetime) or whether the transfer qualifies for the annual $10,000 per-donee gift tax exclusion. The amount of the gift will be determined by the fair market value of the Option on the date of the gift, but subject to adjustment to the extent that the Grantee retains an interest in the Permitted Transferee (as a partner, stockholder or otherwise). Once the gift is complete, there generally is no further estate or gift tax liability for the Grantee, either when the Permitted Transferee exercises the Option or later disposes of Common Stock acquired as the result of exercising the Transferred Option.

Incomplete Transfers. The Internal Revenue Servcie (the "Service") has not formally ruled on whether the transfer of an unvested stock option is a completed gift. Nor has the Service ruled on whether the transfer of an option is complete for gift tax purposes where the grantee retains the right to consent to any termination, modification or amendment of the plan under which the transferred option is granted or whether the transfer of an option qualifies as a transfer of a present interest where there are restrictions placed (i) on the further transferability of the option or (ii) on the Common Stock issued upon the exercise of the option. If the transfer of an option is incomplete, the option generally will be treated for estate tax purposes as though it had not been transferred.

Employment Tax and Self-Employment Tax

Upon the exercise of a Transferred Option by a Permitted Transferee under the Stock Incentive Plan, the amount that a Grantee recognizes as ordinary income also will be treated as "wages" of the Grantee for purposes of the Federal Insurance Contributions Act ("FICA"). The Grantee and the Company must pay equal amounts of federal employment tax under FICA with respect to the Grantee's wages.

Upon the exercise of a Transferred Option by a Permitted Transferee under the Directors Stock Option Plan, the amount that a Grantee recognizes as ordinary income also will be treated as "self-employment income" of the Grantee for purposes of the Self-Employment Contribution Act ("SECA"). The Grantee must pay all amounts of federal employment tax under SECA with respect to the Grantee's self-employment income.


Tax Withholding Upon Exercise of a Transferred Option Issued Under the Stock Incentive Plan

In the case of Transferred Options issued under the Stock Incentive Plan, the Company must withhold federal income tax and the Grantee's share of federal employment tax applicable to the wages that the Grantee recognizes when a Permitted Transferee exercises a Transferred Option. The Committee may permit the Grantee to satisfy any tax withholding requirements by delivering shares or paying cash equal to the amount that the Company is required to withhold. The Company also has the right to withhold the necessary amounts from other payments due the Grantee.

Payments Contingent on Change in Control

In certain circumstances, a Grantee may be deemed to have received "parachute payments" under federal tax laws to the extent that a change in control of the Company increases the amount of an award or accelerates the Grantee's (or a Permitted Transferee's) rights under the award (such as the right to exercise, to retain, or to earn the award). In general, if the present value of all payments to a Grantee (or a Permitted Transferee) constituting parachute payments equals or exceeds three times the Grantee's "base amount" (the Grantee's average annual compensation, determined over a five-year period), the Grantee will be subject to a 20 percent excise tax (in addition to regular tax) on the excess of the parachute payments over the Grantee's base amount, and the Company will be denied any tax deduction for such excess.

Payments to a Grantee under agreements or other arrangements outside of the Plans might also constitute parachute payments, if they are contingent on a change in control of the Company . Parachute payments and excess parachute payments do not include certain payments established by clear and convincing evidence to be "reasonable compensation" to the Grantee for services.

Tax Effect on the Company

The Company generally will be entitled to a tax deduction in an amount equal to the ordinary income that a Grantee recognizes upon the exercise of a Transferred Option by a Permitted Transferee, provided that the amount qualifies as an ordinary and necessary business expense. The Company generally will be entitled to claim the deduction in the same taxable year in which the Grantee recognizes ordinary income.

Other Laws and Regulations

Neither the Stock Incentive Plan nor the Directors Stock Option Plan qualifies for special tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, and neither is subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

THE COMPANY

The Company is the world's leading manufacturer, distributor and international marketer of aerial work platforms used primarily in industrial, commercial, institutional and construction applications. Sales are made principally to independent equipment rental companies that rent the Company's products and provide service support to users of the Company's equipment. Equipment purchases by end-users, either directly from the Company or through distributors, comprise a significant, but smaller, portion of sales. The Company also generates revenues from sales of used equipment and from equipment rentals and services provided by the Company's Equipment Services division.

The Company's aerial work platforms are designed to permit workers to position themselves and their tools and material efficiently and quickly in elevated work areas that otherwise might have to be reached by the erection of scaffolding, by the use of ladders, or through other devices. The Company's aerial work platforms consist of boom, scissor and vertical mast lifts. These work platforms are mounted either at the end of telescoping and/or articulating booms or on top of scissor or other vertical lifting mechanisms, which, in turn, are mounted on four-wheel chassis. The Company offers aerial work platforms powered by electric motors or gasoline, diesel, or propane engines.

The Company markets its products internationally, primarily through a network of independent distributors. The North American distributor network approximates 100 companies operating through nearly 300 branches. In Europe, the Company's distribution base includes approximately 80 locations. The Company also has established distributors in the Asia/Pacific region, Australia, Japan and Latin America, including a joint-venture arrangement in Brazil. The Company's distributors rent and sell the Company's products and provide service support. The Company also sells directly through its own marketing organizations to certain major and national accounts, as well as to customers in parts of the world where independent distribution is either not available or not commercially feasible.

The Company supports the sales, service and rental programs of its distributors with product advertising, cooperative promotional programs, major trade show participation, and distributor personnel training in both service and product attributes. The Company supplements domestic sales and service support to its international customers through its overseas facilities in the United Kingdom and Australia.

The Company maintains a national rental fleet of aerial work platforms. The purpose of this fleet is to assist the Company's distributors in servicing large, one-time projects and in meeting periods of unanticipated rental demand, and to make available equipment to distributors with growing markets, but limited financial resources. This operation also repairs and refurbishes equipment for its own use or for sale to its distributors.

The Company's principal executive offices are located at JLG Industries, Inc., 1 JLG Drive, McConnellsburg, Pennsylvania 17233. Its telephone number is
(717) 485-5161.

USE OF PROCEEDS

The Company intends to use the proceeds from the sale of the Common Stock offered hereby for general corporate purposes.

INTERESTS OF EXPERTS AND COUNSEL

The consolidated financial statements of JLG Industries, Inc. incorporated by reference in JLG Industries, Inc.'s Annual Report (Form 10-K) for the year ended July 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited condensed consolidated interim financial information for the three-month and six month periods ended January 31, 1998 and January 31, 1997, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However their separate report, included in JLG Industries, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 31, 1998, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

The legality of the shares of Common Stock offered pursuant to this Prospectus has been passed on for the Company by Covington & Burling, Washington, D.C.

AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following
Regional Offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Such material may also be accessed electronically from the Commission's Web site at http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company and the Common Stock also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Company has filed a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Common Stock offered for sale by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all information set forth in the Registration Statement. Reference is hereby made to the Registration Statement for further information concerning the Company and the shares of Common Stock.

EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement of
Financial Accounting Standards No. 128, Earnings Per Share.   Statement 128
replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. In the Company's Form 10-Q for the period ended January 31, 1998, all earnings per share information for the three and six month periods ended January 31 has been prepared in accordance with Statement 128 and all earnings per share information for the comparable periods ended in 1997 have been restated to conform to the Statement 128 requirements. No earnings per share information in the Company's Form 10-K for the year ended July 31, 1997 (including the selected financial data and the supplementary quarterly financial data) has been restated to conform to Statement 128 as such earnings per share information is not materially different from the amounts previously reported. The Company will restate all earnings per share information in its Form 10-K for the year ending July 31, 1998 to the extent required by Statement 128.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

(1)	the Annual Report on Form 10-K of the Company filed with the
Commission for the fiscal year ended July 31, 1997;

(2)	all other reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Annual Report on Form 10-K referred to in
(1) above; and

(3)	the description of the Company's Common Stock contained in the
Company's Form 10 Registration Statement, dated April 22, 1977, and all subsequent amendments and reports that are filed updating that description.

All reports and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from their respective dates of filing. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in any accompanying supplement to this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any of the documents that have been incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for copies of any document incorporated by reference should be directed to Charles H. Diller, Jr., Executive Vice President and Chief Financial Officer, JLG Industries, Inc., 1 JLG Drive, McConnellsburg, Pennsylvania 17233, (717) 485-5161


PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.		Other Expenses of Issuance And Distribution*

The estimated expenses of the Company in connection with the issuance and distribution of the shares of Common Stock being registered hereunder are as follows. All such expenses are being borne by the Company:

	Securities and Exchange Commission Registration Fee	3,505.43
		Accounting Fees and Expenses	5,000.00
		Legal Fees and Expenses	5,000.00
		Miscellaneous	none
Printing Costs	none

Total	13,505.43
_________________________________

*	Except for the Securities and Exchange Commission registration fee, all expenses are estimated.

Item 15.		Indemnification of Directors and Officers

Section 1741 of the Associations Code of the Commonwealth of Pennsylvania
(the "Associations Code') provides that the Company may indemnify a director or officer against his or her expenses and, other than in an action by or in the right of the Company, judgments, fines and amounts paid in settlement in connection with any action or proceeding involving such person by reason of the fact that such person is or was a director or officer, concerning actions taken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, such person had no reason to believe his or her conduct was unlawful. Section 1742 of the Associations Code provides that in a derivative action, no indemnification shall be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company unless and only to the extent that the appropriate court of the Commonwealth of Pennsylvania shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, the Company is required, pursuant to Associations Code Section 1743, to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any third party or derivative action or proceedings or in the defense of any claim, issue or matter therein. Furthermore, Section 1747 of the Associations Code declares that a corporation's purchase of indemnification insurance for officers or directors is consistent with the public policy of the Commonwealth of Pennsylvania.

The Company's By-Laws and Articles of Incorporation relating to the limitation of the personal liability of the Company's directors and officers for monetary damages and to the indemnification of the Company's directors and officers (1) limit the personal liability of a director or officer for monetary damages for any act or omission unless the director or officer has breached or failed to perform the duties of his office as required under Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and (2) require the Company to indemnify directors, officers and employees for liability or expenses incurred in such capacity, except if the person's conduct was determined to constitute self-dealing, willful misconduct or recklessness.

Pursuant to policies of directors' and officers' liability and corporation reimbursement insurance, the Company's officers and directors are insured, subject to the limits, deductibles, exceptions and other items and conditions of such policies, against liability for an actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission, or other act done or wrongfully attempted while acting in their capacities as directors or officers of the Company.


Item 16.		Exhibits

Exhibit No.
Description of Exhibit
4.1
Registrant's Articles of Incorporation, as amended
(incorporated by reference to Exhibit 3 to the
Registrant's Quarterly Report on Form 10-Q for the
quarter ended December 13, 1996)
4.2
Registrant's By-Laws, as amended (incorporated by
reference to Exhibit 3.4 to the Registrant's Annual
Report on Form 10-K filed on October 17, 1996)
5
Opinion of Counsel re: Legality of Shares
23.1
Consent of Counsel (contained in its opinion filed as
Exhibit 5)
23.2
Consent of Ernst & Young LLP
99.1
JLG Industries, Inc. Stock Incentive Plan, as amended
and restated (incorporated by reference to Exhibit 10.3 to
the Registrant's Annual Report on Form 10-K for the
fiscal year ended July 31, 1997)
99.2
JLG Industries, Inc. Directors Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form
10-K for the fiscal year ended July 31, 1997)

Item 17.		Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of
the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)
( 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement;

(iii)	To include any material information with respect to the
plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McConnellsburg, Pennsylvania, on the 5th day of March, 1998.

JLG INDUSTRIES, INC.


By:  /s/ Charles H. Diller, Jr.
Charles H. Diller, Jr.
Executive Vice President


	KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Charles H. Diller, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute and file any or all amendments to this Registration Statement (including, without limitation, post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought) with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature
Title
Date

/s/ L. David Black
March 5, 1998
L. David Black
Director, Chairman of the
Board, President and Chief
Executive Officer (principal
executive officer)

/s/ Charles H. Diller, Jr.
March 5, 1998
Charles H. Diller, Jr.
Director, Executive Vice
President and Chief
Financial Officer (principal
financial and principal
accounting officer)

/s/ George R. Kempton
March 5, 1998
George R. Kempton
Director

/s/ James A. Mezera
March 5, 1998
James A. Mezera
Director

/s/ Gerald Palmer
March 5, 1998
Gerald Palmer
Director

/s/ Stephen Rabinowitz
March 5, 1998
Stephen Rabinowitz
Director

/s/ Thomas C. Wajnert
March 5, 1998
Thomas C. Wajnert
Director